EXHIBIT 23.3

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Nanogen Point-of-Care Inc, formerly SynX Pharma Inc.:

We consent to the incorporation by reference in the registration statement on Amendment No. 1 to Form S-3 of Nanogen, Inc. (the “Company”) for the registration of 2,886,935 shares of common stock to be issued by the Company of our report dated June 11, 2004, with respect to the consolidated balance sheets of SynX Pharma Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, deficit and cash flows for each of the years in the two-year period ended December 31, 2003, and our report dated June 11, 2004, “Comments by Auditors for U.S. Readers on Canada—U.S. Reporting Differences”, which reports appear in the Form 8-K/A of Nanogen, Inc. dated July 6, 2004 and to the reference of our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Toronto, Canada

June 29, 2006